CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Russell Investment Funds of our reports dated February 14, 2023, relating to the financial statements and financial highlights of the Funds listed in Appendix I, which appear in the Russell Investment Funds’ Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

April 27, 2023

PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 2800, Seattle, WA 98101-4043

T: (206) 398 3000, www.pwc.com/us

Appendix I

U.S. Strategic Equity Fund
U.S. Small Cap Equity Fund
International Developed Markets Fund
Strategic Bond Fund
Global Real Estate Securities Fund
Moderate Strategy Fund
Balanced Strategy Fund
Growth Strategy Fund
Equity Growth Strategy Fund